               FIRST AMENDMENT TO THE SECOND AMENDED AND
                  RESTATED LOAN AND SECURITY AGREEMENT


        THIS FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is made as of this 1st day of January, 1995 by and among EXECUTONE Information Systems, Inc., a Virginia corporation with its principal place of business at 478 Wheelers Farms Road, Milford, Connecticut 06460 ("Borrower"), and Bank of America Illinois (formerly known as Continental Bank, which was, itself, formerly known as Continental Bank, N.A. an Illinois banking corporation) with an office at 231 South LaSalle Street, Chicago, Illinois 60697 ("Bank of America"), as agent for the "Lenders"
(hereinafter defined) (in such capacity, the "Agent"), Fleet Bank N.A. ("Fleet"), and Bank of Boston Connecticut, a Connecticut banking corporation ("Bank of Boston"). Bank of America, Fleet and Bank of Boston are hereinafter collectively referred to as the "Lenders."

                         W I T N E S S E T H :

        WHEREAS, Lenders have made loans, extensions of credit and other financial accommodations to Borrower pursuant to the Second Amended and Restated Loan and Security Agreement dated as of August 30, 1994 ("Loan Agreement") by and among the Agent, the Lenders and Borrower;

        WHEREAS, Borrower and the Lenders have agreed to amend Section 5.29 of the Loan Agreement, and to waive compliance with that Section 5.29 for Fiscal Year 1994, under the terms and conditions set forth herein; and

        NOW, THEREFORE, in consideration of the premises, and in order to induce the Lenders to amend the Loan Agreement pursuant to the terms hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1. Definitions. Unless otherwise defined herein, and except as provided in Section 2 of this Amendment, all capitalized words and phrases used in this Amendment shall have the same meanings as are specifically set forth in the Loan Agreement.

        2.     Amendments to the Loan Agreement.

        (a) Section 5.29 to the Loan Agreement is hereby amended by changing the maximum amount of Capital Expenditures permitted under the terms and conditions of Section 5.29 for Fiscal Years 1995 through 1999 to the following:

               Fiscal Year                  Maximum Amount
               -------------------------------------------
                  1995                        $7,500,000
                  1996                         7,500,000
                  1997                         7,500,000
                  1998                         7,500,000
                  1999                         7,500,000

        (b) It is understood by all parties hereto that Continental Bank, an Illinois banking corporation, is now known as Bank of America Illinois, an Illinois banking corporation; and the Loan Agreement is amended so as to delete the defined term, "Continental", wherever that term appears therein, and in its place, insert the term, "Bank of America".

        3. Waiver. Borrower hereby acknowledges and agrees that, for Fiscal Year 1994, it exceeded or permitted its Capital Expenditures to exceed the limit set forth in Section 5.29 of the Loan Agreement by approximately $3,080,000. The Lenders hereby waive Borrower's obligation to comply with Section 5.29 for Fiscal Year 1994. However, the foregoing waiver is limited to the specific matter addressed herein and for the specific time period referenced herein and shall not be deemed a waiver with respect to any other matter or time period, or otherwise restrict the exercise or to prejudice any right or remedy of the Lenders under the Loan Agreement or any other document, agreement or instrument delivered in connection therewith.

        4. Acknowledgment of Borrower. Borrower hereby acknowledges and agrees that: (a) Borrower has no defense, offset or counterclaim with respect to the payment of any sum owed to the Lenders, or with respect to the performance or observance of any warranty or covenant contained in the Loan Agreement or any of the Related Agreements; and (b) the Lenders have performed all





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

obligations and duties owed to Borrower through the date hereof.

        5. Representations and Warranties of Borrower. To induce the Lenders to amend the Loan Agreement and to consider making future Loans thereunder, Borrower represents and warrants to the Lenders that:

        (a) Compliance with Loan Agreements. On the date hereof, and except as discussed in Section 3 of this Amendment, Borrower is in compliance with all of the terms and provisions set forth in the Loan Agreement (as modified by this Amendment) and no Event of Default or Unmatured Event of Default has occurred and is continuing.

        (b) Representations and Warranties. On the date hereof, and except as discussed in Section 3 of this Amendment, the representations and warranties set forth in Section 4 of the Loan Agreement are true and correct with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date.

        (c) Corporate Authority. Borrower has full power and authority to consummate this Amendment, and to make the borrowings under the Loan Agreement as amended by this Amendment, and has full power and authority to incur and perform the obligations provided for under the Loan Agreement and this Amendment, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of stockholders or of any public authority or regulatory body which has not been obtained is required as a condition to the validity or enforceability of this Amendment.

        (d) Amendment as Binding Agreement. This Amendment constitutes the valid and legally binding obligation of Borrower fully enforceable against Borrower in accordance with its terms.

        (e) No Conflicting Agreements. The execution and performance by Borrower of this Amendment, and the borrowing by Borrower under the Loan Agreement, as amended, will not (i) violate any provision of law, any order of any court or other agency of government, or the Articles of Incorporation or Bylaws of Borrower; or (ii) violate any indenture, contract, agreement or other instrument to which Borrower is a party, or by which any of its property is bound, or be in conflict with, result in a breach of or constitute (with due notice and or lapse of time) a default under, any such indenture, contract, agreement or other instrument; or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower, other than in favor of Agent for the benefit of the Lenders.

        6. Effectiveness of This Amendment. The amendments set forth above shall become effective as of the date of this Amendment only upon the satisfaction of the following conditions precedent:

        (a) Receipt of Documents. Agent shall have received four (4) copies of this Amendment duly executed by Borrower and the Lenders.

        (b) No Material Adverse Change. No event shall have occurred which may have a material adverse effect on the financial condition or operations of the Borrower.

        (c) Fees and Expenses. Borrower shall have paid the amendment fee of $10,000.00 as provided in Section 8 of this Amendment.

        7. Effect on Loan Agreement. Except as specifically amended hereby, the terms and provisions of the Loan Agreement are in all other respects ratified and confirmed and remain in full force and effect. No reference to this Amendment need be made in any notice, writing or other communication relating to the Loan Agreement; any such reference to the Loan Agreement shall be deemed to be a reference thereto as amended by this Amendment.

        8. Fees and Expenses. Borrower hereby agrees to pay all reasonable out-of-pocket expenses incurred by the Lenders in connection with the preparation, negotiation and consummation of this Amendment, and all other documents related hereto (whether or not any borrowing under the Loan Agreement as amended shall be consummated), including, without limitation, the reasonable fees and expenses of the Lenders' counsel, and any filing fees and recordation tax required in connection with the filing of any documents necessary to consummate the provisions of this Amendment. To induce Lenders to enter into this Amendment, Borrower further agrees to pay an amendment fee of $10,000.00 to Bank of America which shall be fully earned and non-refundable upon execution of this Amendment, and which shall be distributed on a pro-rata basis to each of the Lenders pursuant to Sections 2.11 and 2.14 of the Loan Agreement.

        9. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Illinois, without regard to the conflict of laws principles thereof.

        10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed original and all of which taken together shall constitute one and the same Amendment.

        11. Indemnification. Borrower hereby agrees to indemnify and hold harmless each Lender, the Agent, their respective affiliates and their respective directors, officers, employees, agents and controlling persons (each being an "Indemnified Party") from and against any and all claims, damages, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that may be incurred by or asserted against such Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising out of or relating to the Loan Documents and this Amendment, whether or not such Indemnified Party is a party hereto, provided that Borrower shall not be liable for any such claims, damages, liabilities or expenses resulting from such Indemnified Party's own gross negligence or willful misconduct. The obligations of the Borrower described in this Section are independent of all other obligations of the Borrower hereunder and under the documentation which will evidence the transactions contemplated hereunder and shall survive the expiration and termination of the Loan Agreement, and shall be payable on demand.

        12. Release. In consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower for itself and on behalf of all present and former officers, directors, stockholders, agents, employees, predecessors, subsidiaries, affiliates, successors and assigns (all of the foregoing hereafter collectively referred to as ("Releasors") have fully and forever remised, released and discharged and do hereby fully and forever remise, release and discharge the Lenders, and each and all of their respective subsidiary and affiliated corporations, companies, divisions, predecessors, successors and assigns, and each and all of its directors, officers, employees, attorneys, accountants, consultants, and other agents, of and from all manner of actions, cause and causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, judgments, executions, claims and demands of whatsoever, whether or not concealed or hidden, arising out of or relating to any matter, cause or thing whatsoever, which the Releasors, jointly or severally, have had, may have had, or now have, or which the Releasors, jointly or severally, hereafter can, shall or may have, for or by reason of any matter, cause or thing whatsoever, whenever arising, to and including the date of this Amendment.

        IN WITNESS WHEREOF, Borrower has caused this Amendment to be duly executed under seal by its duly authorized officer and the Lenders have caused this Amendment to be executed by their duly authorized officers, all as of the date and year first above written.


EXECUTONE INFORMATION SYSTEMS, INC. a Virginia corporation



          By:________________________________

          Name:______________________________

          Its:_______________________________



BANK OF AMERICA ILLINOIS, individually, and as Agent



          By:________________________________

          Name:______________________________

          Its:_______________________________

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


         FLEET BANK N.A.



         By:________________________________

         Name:______________________________

         Its:_______________________________



                           BANK OF BOSTON CONNECTICUT



          By:________________________________

          Name:______________________________

          Its:_______________________________

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